Exhibit 10.8

CHANGE IN CONTROL AGREEMENT BY AND BETWEEN

HERITAGE BANK AND GREGORY D. PATJENS

HERITAGE BANK

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT is made and entered into as of September 7, 2012, by and between HERITAGE BANK and Gregory D. Patjens. As used in this Agreement, capitalized terms have the meanings set forth in Section 19.

RECITALS

A. Executive is currently employed by the Company.

B. The Company is a wholly-owned subsidiary of Parent.

C. The Company desires to continue to employ Executive as an employee of the Company and Executive is willing to continue such employment.

D. The Company recognizes that circumstances may arise in which a change in control of Parent, through acquisition or otherwise, may occur thereby causing uncertainty of employment without regard to the competence or past contributions of Executive, which uncertainty may result in the loss of valuable services of Executive, and the Parties wish to provide reasonable security to Executive against changes in the employment relationship in the event of any such change in control.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants of the Parties set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:

1. Term. The term of this Agreement shall commence on the Effective Date and shall continue through June 30, 2014 (the “Term”). This Agreement shall automatically extend for additional 12-month periods, unless terminated by the Company, effective as of the last day of the then current Term by written notice to that effect delivered not fewer than 90 days prior to the last day of the then current Term. Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Term, this Agreement shall remain in effect for the two-year period immediately following the Change in Control and shall then terminate.

2. Payment of Severance Amount. If Executive’s employment is subject to a Termination within the Covered Period, then the Company shall provide Executive the following benefits:

(a) On the first regularly scheduled payroll date following the 45th day following the Termination Date, Executive shall commence receiving the applicable Severance Amount (less any amount described in Section 2(b)), with such amount to be paid in substantially equal installments in accordance with the then-current normal payroll practices of the Company over the 12-month period following the Termination Date (the “Payment

Period”). The payment of any Severance Amount pursuant to this Agreement supersedes and replaces any other benefit to which Executive may have been entitled pursuant to any other severance benefit program maintained by the Company or any Affiliate at the time of Executive’s Termination; provided, however, that payment of any Severance Amount hereunder shall not have any effect on any restrictive covenants to which Executive is or may be subject pursuant to any other program maintained by, or agreement entered into with, the Company or any Affiliate.

(b) To the extent any portion of the Severance Amount exceeds the “safe harbor” amount described in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), Executive shall receive such portion of the applicable Severance Amount that exceeds the “safe harbor” amount in a single lump sum payment payable on the 45th day following the Termination Date.

(c) Within 30 days following the Termination Date, the Company shall pay Executive a lump sum payment in an amount equal to the sum of all amounts earned or accrued through the Termination Date, including any annual salary, bonus, vacation pay, which has accrued but has not been paid or used.

(d) Executive’s rights following a Termination with respect to any benefits, incentives, or awards provided to Executive pursuant to the terms of any plan, program, or arrangement sponsored or maintained by the Company or any Affiliate, whether tax-qualified or not, which are not specifically addressed herein, shall be subject to the terms of such plan, program, or arrangement and this Agreement shall have no effect upon such terms except as specifically provided herein.

(e) It is the intention of the Parties that no portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an Excess Parachute Payment. The present value of payments to or for the benefit of Executive in the nature of compensation, receipt of which is contingent on a Change in Control, and to which Code Section 280G applies (in the aggregate “Total Payments”) shall not exceed an amount equal to $1.00 less than the maximum amount that the Company may pay without loss of deduction under Code Section 280G(a). Present value for purposes of this Section 2(e) shall be calculated in accordance with Code Section 280G(d)(4). Within 90 days following the earlier of the giving of the notice of termination or the giving of notice by the Company to Executive of its belief that there is a payment or benefit due to Executive that will result in an Excess Parachute Payment, Executive and the Company, at the Company’s expense, shall obtain the opinion of such legal counsel and certified public accountants as Executive may choose (notwithstanding the fact that such persons have acted or may also be acting as the legal counsel or certified public accountants for the Company), which opinions need not be unqualified, which set forth (i) the amount of the includable compensation of Executive for the base period, as determined under Code Section 280G, (ii) the present value of Total Payments, and (iii) the amount and present value of any Excess Parachute Payments. If such opinions determine that there would be an Excess Parachute Payment, the payment hereunder or any other payment determined by such counsel to be includable in Total Payments shall be modified, reduced, or eliminated as specified by Executive in writing delivered to the Company within 60 days of Executive’s receipt of such opinions or, if Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the bases of calculation set forth in such opinions there will be no Excess Parachute Payment; provided, however, that any such specification by Executive or the Company shall not be effective where it would result in an imposition of any additional income tax under Code Section 409A. The provisions of this Section 2(e), including the calculations, notices, and opinions provided for herein shall be based upon the conclusive presumption that (A) the compensation provided for in this Agreement and (B) any other compensation earned by Executive pursuant to the Company’s programs that would have been provided in any event are reasonable compensation for services rendered, even though the timing of such payment is triggered by the Change in Control; provided, however, that if such legal counsel so requests in connection with the opinion required by this Section 2(e), Executive and the Company shall obtain, at the Company’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive.

3. Medical and Dental Benefits. If Executive’s employment is subject to a Termination within the Covered Period, then to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical or dental plans of the Company (or an Affiliate) for active employees immediately prior to the Termination Date, then, provided Executive is eligible for and elects coverage under the health care continuation rules of COBRA, Company shall provide Executive and those dependents with coverage equivalent to the coverage in effect immediately prior to the Termination. For a period of 12 months, Executive shall be required to pay the same amount as Executive would pay if Executive continued in employment with the Company during such period and thereafter Executive shall be responsible for the full cost of such continued coverage; provided, however, that such coverage shall be provided only to the extent that it does not result in any additional tax or other penalty being imposed on the Company or an Affiliate or violate any nondiscrimination requirements then applicable with respect to the applicable plans. The coverages under this Section 3 may be procured directly by the Company (or an Affiliate, if appropriate) apart from, and outside of the terms of the respective plans, provided that Executive and Executive’s dependents comply with all of the terms of the substitute medical or dental plans, and provided, further, that the cost to the Company and its Affiliates shall not exceed the cost for continued COBRA coverage under the Company’s (or an Affiliate’s) plans, as set forth in the immediately preceding sentence. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer with plan benefits that are comparable to Company (or Affiliate) plan benefits, the Company’s and its Affiliates’ obligations under this Section 3 shall cease with respect to the eligible Executive and/or dependent. Executive and Executive’s dependents must notify the Company of any subsequent employment and provide information regarding medical and/or dental coverage available.

4. Release. Notwithstanding any provision of this Agreement to the contrary, no benefits owed to Executive under Section 2(a), Section 2(b), or Section 3 shall be provided to Executive unless Executive executes (without subsequent revocation) and delivers to the Company a Release within 21 days (or such longer period to the extent required by applicable law) following the Termination Date.

5. Restrictive Covenants. Executive acknowledges that Executive has been and will continue to be provided intimate knowledge of the business practices, trade secrets, and other confidential and proprietary information of the Company and its Affiliates (including the Confidential Information), which, if exploited by Executive, would seriously, adversely, and irreparably affect the interests of the Company and its Affiliates and the ability of each to continue its business.

(a) Confidential Information. Executive acknowledges that, during the course of Executive’s employment with the Company, Executive may produce and have access to Confidential Information. Executive shall not directly or indirectly use, disclose, copy, or make lists of Confidential Information for the benefit of anyone other than the Company, either during or after Executive’s employment with the Company, except to the extent that such information is or thereafter becomes lawfully available from public sources, or such disclosure is authorized in writing by the Company, required by law, or otherwise as reasonably necessary or appropriate in connection with the performance by Executive of Executive’s duties hereunder. If Executive receives a subpoena or other court order or is otherwise required by law to provide information to a governmental authority or other person concerning the activities of the Company or its Affiliates, or Executive’s activities in connection with the business of the Company or its Affiliates, Executive shall immediately notify the Company of such subpoena, court order, or other requirement and deliver forthwith to the Company a copy thereof and any attachments and non-privileged correspondence related thereto. Executive shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Executive shall abide by the Company’s and its Affiliates’ policies, as in effect from time to time, respecting avoidance of interests conflicting with those of the Company and its Affiliates. In this regard, Executive shall not directly or indirectly render services to any person or entity where Executive’s service would involve the use or disclosure of Confidential Information. Executive shall not use any Confidential Information to guide Executive in searching publications or other publicly available information, selecting a series of items of knowledge from unconnected sources, and fitting them together to claim that Executive did not violate any terms set forth in this Agreement.

(b) Documents and Property.

(i) All records, files, documents, and other materials or copies thereof relating to the business of the Company or its Affiliates that Executive prepares, receives, or uses, shall be and remain the sole property of the Company and, other than in connection with the performance by Executive of Executive’s duties hereunder, shall not be removed from the premises of the Company or its Affiliates without the Company’s prior written consent, and shall be immediately returned to the Company upon Executive’s termination of employment for any reason, together with all copies (including copies or recordings in electronic form), abstracts, notes, or reproductions of any kind made from or about the records, files, documents, or other materials. Executive shall disclose to the Company all computer and internet user identifications and passwords used by Executive in the course of Executive’s performance of Executive’s duties to the Company or necessary for accessing information on the Company’s or its Affiliates’ computer systems upon Executive’s termination of employment for any reason.

(ii) Executive acknowledges that Executive’s access to and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and all Company and Affiliate information contained therein, is restricted to legitimate business purposes on behalf of the Company. Any other access to or use of such systems, network, equipment, and information is without authorization and is prohibited. The restrictions contained in this paragraph extend to any personal computers or other electronic devices of Executive that are used for business purposes relating to the Company or its Affiliates (including smart phones, PDAs, digital tablets, or other portable electric devices). Executive shall not transfer any Company or Affiliate information to any personal computer or other electronic device that is not otherwise used for any business purpose relating to the Company or an Affiliate. Upon the termination of Executive’s employment with the Company for any reason, Executive’s authorization to access and permission to use the Company’s and its Affiliates’ computer systems, networks, and equipment, and any Company and Affiliate information contained therein, shall cease.

(c) Non-Competition and Non-Solicitation. The primary service area of the Company’s business in which Executive will actively participate extends separately to the Restricted Area. Therefore, as an essential ingredient of and in consideration of this Agreement and Executive’s employment with the Company, Executive shall not, during Executive’s employment with the Company or during the Restricted Period, directly or indirectly do any of the following (all of which are collectively referred to in this Agreement as the “Restrictive Covenant”):

(i) Within the Restricted Area, engage or invest in, own, manage, operate, finance, control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner connected with, serve as a director, officer, or consultant to, lend Executive’s name or any similar name to, lend Executive’s credit to, or render services or advice to, any person, firm, partnership, corporation, or trust that owns, operates, or is in the process of forming a Competitor with an office located, or to be located at an address identified in a filing with any regulatory authority, within the Restricted Area; provided, however, that the ownership by Executive of shares of the capital stock of any institution, which shares are listed on a securities exchange and that do not represent more than 1% of the institution’s outstanding capital stock, shall not violate any terms of this Agreement.

(ii) (A) Induce or attempt to induce any employee of the Company or its Affiliates to leave the employ of the Company or its Affiliates; (B) in any way interfere with the relationship between the Company or its Affiliates and any employee of the Company or its Affiliates; or (C) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or its Affiliates to cease doing business with the Company or its Affiliates or in any way interfere with the relationship between the Company or its Affiliates and their respective customers, suppliers, licensees, or other business relations.

(iii) Solicit the business of any person or entity known to Executive to be a customer of the Company or its Affiliates, where Executive, or any person reporting to Executive, had accessed Confidential Information of, had an ongoing business relationship with, or had made Substantial Business Efforts with respect to, such person or entity, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.

(iv) Serve as the agent, broker, or representative of, or otherwise assist, any person or entity in obtaining services or products from any Competitor within the Restricted Area, with respect to products, activities, or services that compete in whole or in part with the products, activities, or services of the Company or its Affiliates.

(v) Within the Restricted Area, accept employment, provide services to, or act in any other such capacity for or with any Competitor, if in such employment or capacity Executive would, because of Executive’s knowledge of the Company’s Confidential Information or trade secrets, inevitably use and/or disclose Company’s Confidential Information or trade secrets in Executive’s work or service for such Competitor.

Notwithstanding any provision of this Agreement to the contrary, in the event Executive’s employment terminates, for any reason, prior to a Covered Period, the above subsections (i), (iv), and (v) of the Restrictive Covenants shall not apply.

(d) Works Made for Hire Provisions. The Parties acknowledge that all work performed by Executive for the Company or its Affiliates shall be deemed a work made for hire. The Company shall at all times own and have exclusive right, title, and interest in and to all Confidential Information and Inventions, and the Company shall retain the exclusive right to license, sell, transfer, and otherwise use and dispose of the same. All enhancements of the technology of the Company or its Affiliates that are developed by Executive shall be the exclusive property of the Company. Executive hereby assigns to the Company any right, title, and interest in and to all Inventions that Executive may have, by law or equity, without additional consideration of any kind whatsoever from the Company or its Affiliates. Executive shall execute and deliver any instruments or documents and do all other things (including the giving of testimony) requested by the Company (both during and after the termination of Executive’s employment with the Company) in order to vest more fully in the Company or its Affiliates all ownership rights in the Inventions (including obtaining patent, copyright, or trademark protection therefore in the United States and/or foreign countries). To the extent required by applicable state statute, this paragraph shall not apply to an Invention for which no equipment, supplies, facility, or trade secret information of the Company or its Affiliates was used and that was developed entirely on Executive’s own time, unless the Invention (i) relates to the business of the Company or an Affiliate or to the Company’s or an Affiliate’s actual or demonstrably anticipated research or development or (ii) results from any work performed by Executive for the Company or an Affiliate.

(e) Remedies for Breach of Restrictive Covenants. Executive has reviewed the provisions of this Agreement with legal counsel, or has been given adequate opportunity to seek such counsel, and Executive acknowledges that the covenants contained in this Section 5 are reasonable with respect to their duration, geographical area, and scope. Executive further acknowledges that the restrictions contained in this Section 5 are reasonable and necessary for the protection of the legitimate business interests of the Company and its Affiliates, that they create no undue hardships, that any violation of these restrictions would cause substantial injury to the Company and its Affiliates and such interests, and that such restrictions were a material inducement to the Company to enter into this Agreement. In the event of any violation or threatened violation of the restrictions contained in this Section 5, the Company and the Affiliates, in addition to and not in limitation of, any other rights, remedies, or damages available under this Agreement or otherwise at law or in equity, (i) shall be entitled to preliminary and permanent injunctive relief to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive, as the case may be, without any requirement that the Company or an Affiliate post bond and (ii) shall be relieved of any obligation to pay or provide any amounts or benefits pursuant to this Agreement. If Executive violates the Restrictive Covenant and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full period of the Restrictive Covenant; accordingly, the Restrictive Covenant shall be deemed to have the duration specified herein computed from the date the relief is granted but reduced by the time between the period when the Restricted Period began to run and the date of the first violation of the Restrictive Covenant by Executive.

(f) Other Agreements. In the event of the existence of another agreement between the Parties that (i) is in effect during the Restricted Period, and (ii) contains restrictive covenants that conflict with any of the provisions of Section 5, then the more restrictive of such provisions from the two agreements shall control for the period during which both agreements would otherwise be in effect.

6. Regulatory Suspension and Termination; Clawback.

(a) If Executive is suspended or temporarily prohibited from participating in the conduct of the affairs of the Company or an Affiliate by a notice served under Section 8(e) or 8(g) of the FDIA, or pursuant to Section 30.12.040 of the Revised Code of Washington, all obligations of the Company under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings; if the charges in such notice are dismissed, the Company may in its discretion (A) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (B) reinstate in whole or in part any of its obligations that were suspended, all in accordance with Code Section 409A.

(b) If Executive is removed or permanently prohibited from participating in the conduct of the affairs of the Company or an Affiliate by an order issued under Section 8(e) or 8(g) of the FDIA, or pursuant to Section 30.12.040 of the Revised Code of Washington, all obligations of the Company under this Agreement shall terminate as of the effective date of the order, provided that this Section 6(a) shall not affect any vested rights of the Parties.

(c) If the Company is in default as defined in Section 3(x) of the FDIA, all obligations of the Company under this Agreement shall terminate as of the date of default, provided that this Section 6(a) shall not affect any vested rights of the Parties.

(d) All obligations of the Company under this Agreement shall be terminated, except to the extent determined by the FDIC that continuation of this Agreement is necessary for the continued operation of the institution, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDIA, or when the Company is determined by the FDIC to be in an unsafe or unsound condition, provided that this Section 6(a) shall not affect any vested rights of the Parties.

(e) Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDIA.

(f) Notwithstanding any provision of this Agreement to the contrary, if any Severance Restrictions require the recapture or “clawback” of any Severance Amount paid to Executive under this Agreement, Executive shall repay to the Company the aggregate amount of any such payments, with such repayment to occur no later than 30 days following Executive’s receipt of a written notice from the Company indicating that payments received by Executive under this Agreement are subject to recapture or clawback pursuant to the Severance Restrictions.

7. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows: if to the Company, Heritage Financial Corporation; Attention: Director of Human Resources; 201 Fifth Avenue S.W.; Olympia, Washington 98501; and if to Executive, to Executive’s most recent address in the Company’s records; or, in each respective case, to such other address as either Party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

8. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Washington applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

9. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements, and arrangements with respect thereto, whether written or oral. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect. The various covenants and provisions of this Agreement are intended to be severable and to constitute independent and distinct binding obligations. Without limiting the generality of the foregoing, if the scope of any covenant contained in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent permitted by law, and such scope may be judicially modified accordingly.

10. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city and other taxes as may be required pursuant to any law, governmental regulation, or ruling.

11. Not an Employment Agreement. Nothing in this Agreement shall give Executive any rights (or impose any obligations) to continued employment by the Company or any Affiliate.

12. No Assignment. Executive’s rights to receive benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest, or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this Section 12, the Company and its Affiliates shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

13. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

14. Legal Fees. In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights in accordance with and under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

15. Amendment. This Agreement may not be amended or modified except by written agreement signed by the Parties.

16. Code Section 409A.

(a) To the extent any provision of this Agreement or action by the Company would subject Executive to liability for interest or additional taxes under Code Section 409A, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of Executive’s termination of employment unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv). This Agreement may be amended to the extent necessary (including retroactively) by the Company to avoid the application of taxes or interest under Code Section 409A, while maintaining to the maximum extent practicable the original intent of this Agreement. This Section 16 shall not be construed as a guarantee of any particular tax effect for Executive’s benefits under this Agreement and the Company does not guarantee that any such benefits will satisfy the provisions of Code Section 409A.

(b) Notwithstanding any provision of this Agreement to the contrary, if Executive is determined to be a Specified Employee as of the Termination Date, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six-month delay following the Termination Date; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh month following the Termination Date (or, if earlier, as of Executive’s death), with all such delayed payments being credited with interest (compounded monthly) for this period of delay equal to the prime rate in effect on the first day of such six-month period (based on the prime rate as reflected in the Wall Street Journal). Any portion of the benefits hereunder that were not otherwise due to be paid during the six-month period following the Termination Date shall be paid to Executive in accordance with the payment schedule established herein.

17. Deferral of Nondeductible Compensation. If Executive’s aggregate compensation (including benefits that are deemed remuneration for purposes of Code Section 162(m)) from the Company and the Affiliates for any calendar year exceeds the maximum amount of compensation deductible by the Company or any Affiliate in any calendar year under Code Section 162(m) (for purposes of this paragraph, the “maximum allowable amount”), then any such amount in excess of the maximum allowable amount shall be mandatorily deferred with interest thereon at 4% per annum to a calendar year such that the amount to be paid to Executive in such calendar year, including deferred amounts and interest thereon, does not exceed the maximum allowable amount. Subject to the foregoing, deferred amounts, including interest thereon, shall be payable at the earliest time permissible, in accordance with Code Section 409A.

18. Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one (1) and the same Agreement.

19. Definitions. As used in this Agreement, the terms defined in this Section 19 have the meanings set forth below.

(a) “1934 Act” means the Securities Exchange Act of 1934.

(b) “Affiliate” means each Business Entity that, directly or indirectly, is controlled by, controls, or is under common control with, the Company, where “control” means (i) the ownership of 51% or more of the Voting Securities or other voting or equity interests of any Business Entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Business Entity.

(c) “Agreement” means this Change in Control Agreement, made and entered into as of the Effective Date, by and between the Parties.

(d) “Base Compensation” means the amount equal to the greater of Executive’s then-current annual salary or Executive’s annual salary as of the date one day prior to a Change in Control.

(e) “Board” means the Board of Directors of the Company.

(f) “Business Entity” means any corporation, partnership, limited liability company, joint venture, association, partnership, business trust or other business entity.

(g) “Change in Control” means the first to occur of the following:

(i) The acquisition in one or more transactions by any “person” (for purposes of this definition, as such term is used for purposes of Section 13(d) or 14(d) of the 1934 Act) of “beneficial ownership” (for purposes of this definition, within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of Parent’s then outstanding Voting Securities; provided, however, that for purposes of this definition, the Voting Securities acquired directly from Parent by any person shall be excluded from the determination of such person’s beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(ii) During any 12-month period, the individuals who are members of the Incumbent Board cease for any reason to constitute more than 50% of Parent Board; provided, however, that if the election, or nomination for election by Parent’s shareholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than Parent Board; or

(iii) The consummation of a merger or consolidation involving Parent if Parent’s shareholders immediately before such merger or consolidation do not own, directly or indirectly immediately following such merger or consolidation, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation; or

(iv) The consummation of a complete liquidation or dissolution of Parent or an agreement for the sale or other disposition of all or substantially all of the assets of Parent; or

(v) Acceptance by Parent’s shareholders of shares in a share exchange if Parent’s shareholders immediately before such share exchange do not own, directly or indirectly immediately following such share exchange, more than 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because 50% or more of the then outstanding Voting Securities is acquired by (A) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by Parent or any of its Affiliates, or (B) any corporation that, immediately prior to such acquisition, is owned directly or indirectly by Parent’s shareholders in the same proportion as their ownership of stock in Parent immediately prior to such acquisition.

Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person (the “Subject Person”) acquires beneficial ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by Parent that, by reducing the number of Voting Securities outstanding, increases the proportional number of shares beneficially owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by Parent, and after such share acquisition by Parent, the Subject Person becomes the beneficial owner of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities beneficially owned by the Subject Person, then a Change in Control shall be deemed to have occurred.

Notwithstanding anything in this Change in Control definition to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation and the settlement of or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.

(h) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(i) “Code” means the Internal Revenue Code of 1986.

(j) “Company” means Heritage Bank.

(k) “Competitor” means a bank, savings bank, savings and loan association, credit union, or similar financial institution.

(l) “Confidential Information” means confidential or proprietary, non-public information concerning the Company or its Affiliates, including research, development, designs, formulae, processes, specifications, technologies, marketing materials, financial and other information concerning customers and prospective customers, customer lists, records, data, computer programs, source codes, object codes, database structures, trade secrets, proprietary business information, pricing and profitability information and policies, strategic planning, commitments, plans, procedures, litigation, pending litigation, and other information not generally available to the public.

(m) “Covered Period” means the period beginning on the date of a Change in Control and ending on the date that is 24 months after the Change in Control.

(n) “Disability” means that (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Company.

(o) “Effective Date” means September 7, 2012.

(p) “Excess Parachute Payment” has the meaning set forth in Code Section 280G.

(q) “Executive” means Gregory J. Patjens.

(r) “FDIA” means the Federal Deposit Insurance Act.

(s) “FDIC” means the Federal Deposit Insurance Corporation.

(t) “Good Reason” means the occurrence of any one of the following events, unless Executive agrees in writing that such event shall not constitute Good Reason:

(i) Executive is not reelected or is removed from the positions with the Company that Executive holds as of the Effective Date, other than as a result of Executive’s election or appointment to positions of equal or superior scope and responsibility; provided, however, that any such failure to reelect or removal must also constitute a “material diminution” in Executive’s authority, duties, or responsibilities for purposes of Code Section 409A;

(ii) The Company fails to vest Executive with the powers, authority, and support services of the positions with the Company that Executive holds as of the Effective Date; provided, however, that any such failure on the part of the Company must also constitute a “material diminution” in Executive’s authority, duties, or responsibilities for purposes of Code Section 409A;

(iii) The Company changes the primary employment location of Executive to a place that is more than 35 miles from Executive’s primary employment location as of the Effective Date; or

(iv) The Company otherwise commits a material breach of its obligations under this Agreement.

Notwithstanding any provision of this Good Reason definition to the contrary, (A) prior to Executive’s Termination for Good Reason, Executive must give the Company written notice of the existence of any condition set forth in a clause immediately above within 90 days of its initial existence and the Company shall have 30 days from the date of such notice in which to cure the condition giving rise to Good Reason, if curable, and if, during such 30-day period, the Company cures the condition giving rise to Good Reason, such condition shall not constitute Good Reason and (B) any Termination for Good Reason must occur within six months of the initial existence of the condition constituting Good Reason.

(u) “Incumbent Board” means the members of Parent Board as of the Effective Date.

(v) “Inventions” means all systems, procedures, techniques, manuals, databases, plans, lists, inventions, trade secrets, copyrights, patents, trademarks, discoveries, innovations, concepts, ideas, and software conceived, compiled, or developed by Executive in the course of Executive’s employment with the Company or its Affiliates and/or comprised, in whole or part, of Confidential Information. Notwithstanding the foregoing sentence, Inventions shall not include: (i) any inventions independently developed by Executive and not derived, in whole or part, from any Confidential Information or (ii) any invention made by Executive prior to Executive’s exposure to any Confidential Information.

(w) “Parent” means Heritage Financial Corporation.

(x) “Parent Board” means the Board of Directors of Parent.

(y) “Parties” means the Company and Executive.

(z) “Payment Period” has the meaning set forth in Section 2(a).

(aa) “Release” means a general release and waiver substantially in the form attached hereto as Exhibit A.

(bb) “Restricted Area” means the area that encompasses a 25-mile radius from each banking or other office location of the Company and its Affiliates for which Executive has provided services during the 12 month period immediately preceding Executive’s termination of employment; provided, however, that in the event of a Change in Control, the Restricted Area shall be determined as of the date immediately preceding the Change in Control.

(cc) “Restricted Period” means a period of 12 months immediately following the termination of Executive’s employment with the Company and its Affiliates for any reason.

(dd) “Restrictive Covenant” has the meaning set forth in Section 5(c).

(ee) “Severance Amount” means an amount equal to 150% of Executive’s Base Compensation.

(ff) “Severance Restrictions” means any applicable statute, law, regulation, or regulatory interpretation or other guidance, including FIL-66-2010 and any related or successor FDIC guidance, that would require the Company or any Affiliate to seek or demand repayment or return of any payments made to Executive for any reason, including the Company, an Affiliate, or their successors later obtaining information indicating that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 C.F.R. 359.4(a)(4).

(gg) “Specified Employee” means any person who is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof), as determined by the Company based upon the 12-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). If Executive is determined to be a key employee, Executive shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of the identification period. For purposes of determining whether Executive is a key employee, “compensation” means Executive’s W-2 compensation as reported by the Company, as applicable, for a particular calendar year.

(hh) “Substantial Business Efforts” means marketing, promotional, purchasing, sales, or solicitation activities undertaken on behalf of the Company or an Affiliate, which include (i) in person and voice communications and (ii) either or both of (A) delivery of a quote, bid, proposal, or request for any of the foregoing or (B) visits to the site of the actual or potential business development and other similar meetings or visits (conducted alone or with other employees of the Company or an Affiliate), where such activities would enjoy a reasonable prospect of success in the absence of any breach of this Agreement.

(ii) “Term” has the meaning set forth in Section 1.

(jj) “Termination” means a termination of Executive’s employment with the Company and all Affiliates during the Term either:

(i) By the Company, other than (A) a Termination for Cause or (B) a termination as a result of Executive’s death or Disability; or

(ii) By Executive for Good Reason.

(kk) “Termination Date” means the date of a Termination.

(ll) “Termination for Cause” means a termination of Executive’s employment by the Company as a result of any of the following (in each case as determined by the Board):

(i) Executive’s willful and continuing failure to perform Executive’s obligations hereunder, which failure is not remedied within five business days after receipt of written notice of such failure from the Company;

(ii) Executive’s conviction of, or plea of nolo contendere to, a crime of embezzlement or fraud or any felony under the laws of the United States or any state thereof;

(iii) Executive’s breach of fiduciary responsibility;

(iv) An act of dishonesty by Executive that is materially injurious to the Company or an Affiliate;

(v) Executive’s engagement in one or more unsafe or unsound banking practices that have a material adverse effect on the Company or an Affiliate;

(vi) Executive’s removal or permanent suspension from banking pursuant to Section 8(e) of the FDIA or any other applicable state or federal law;

(vii) A material breach by Executive of this Agreement;

(viii) An act or omission by Executive that leads to a material harm (financial or reputational) to the Company or an Affiliate in the community; or

(ix) A material breach of Company Policies as may be in effect from time to time.

Further, a Termination for Cause shall be deemed to have occurred if, after the termination of Executive’s employment with the Company and any Affiliate, facts and circumstances arising during the course of such employment are discovered that would have warranted a Termination for Cause.

Further, with respect to subsections (i), (vii), (viii), and (ix), Executive shall be entitled to at least 30 days’ prior written notice of the Company’s intention to terminate Executive’s employment in a Termination for Cause, which notice shall specify the grounds for the Termination for Cause; and Executive shall be provided a reasonable opportunity to cure any conduct or act, if curable, alleged as grounds for the Termination for Cause, and a reasonable opportunity to present to the Company Executive’s position regarding any dispute relating to the existence of any grounds for Termination for Cause and such suspension shall not give rise to a claim of Good Reason by Executive.

Further, all rights Executive has or may have under this Agreement shall be suspended automatically during (A) the pendency of any investigation (such suspension not exceeding 60 days) by the Board or its designee, or (B) any negotiations (without regard to such 60 day limitation) between the Board or its designee and Executive regarding any actual or alleged act or omission by Executive of the type that would warrant a Termination for Cause and any such suspension shall not give rise to a claim of Good Reason by Executive.

(mm) “Total Payments” has the meaning set forth in Section 2(e).

(nn) “Voting Securities” means any securities that ordinarily possess the power to vote in the election of directors without the happening of any precondition or contingency.

20. Survival. The provisions of Section 5 shall survive the termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Agreement, all as of the Effective Date.

HERITAGE BANK

By:	/s/ Brian L. Vance
Brian L. Vance
Chief Executive Officer

EXECUTIVE

By:	/s/ Gregory D. Patjens
Gregory D. Patjens

EXHIBIT A

AGREEMENT AND RELEASE AND WAIVER

This AGREEMENT AND RELEASE (“Agreement”) is made and entered into by and between HERITAGE BANK (the “Company”) and [            ] (“Executive”).

WHEREAS, Executive and the Company desire to settle fully and amicably all issues between them, including any issues arising out of Executive’s employment with the Company and the termination of that employment; and

WHEREAS, Executive and the Company are parties to that certain Change in Control Agreement, made and entered into as of [            ], as amended (the “Change in Control Agreement”).

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, Executive and the Company (collectively, the “Parties” and, individually, each a “Party”), intending to be legally bound, hereby agree as follows:

1. Termination of Employment. Executive’s employment with the Company shall terminate effective as of the close of business on [            ] (the “Termination Date”).

2. Compensation and Benefits. Subject to the terms of this Agreement, the Company shall compensate Executive under this Agreement as follows (collectively, the “Severance Payments”):

(a) Severance Amount. [            ].

(b) Accrued Salary and Vacation. Executive shall be entitled to a lump sum payment in an amount equal to Executive’s earned but unpaid annual base salary and vacation pay for the period ending on the Termination Date, with such payment to be made on the first payroll date following the Termination Date.

(c) COBRA Benefits. [            ].

(d) Executive Acknowledgement. Executive acknowledges that, subject to fulfillment of all obligations provided for herein, Executive has been fully compensated by the Company, including under all applicable laws, and that nothing further is owed to Executive with respect to wages, bonuses, severance, other compensation, or benefits. Executive further acknowledges that the Severance Payments (other than (b) above) are consideration for Executive’s promises contained in this Agreement, and that the Severance Payments are above and beyond any wages, bonuses, severance, other compensation, or benefits to which Executive is entitled from the Company under the terms of Executive’s employment or under any other contract or law that Executive would be entitled to absent execution of this Agreement.

(e) Withholding. The Severance Payments shall be treated as wages and subject to all taxes and other payroll deductions required by law.

3. Termination of Benefits. Except as provided in Section 2 above or as may be required by law, Executive’s participation in all employee benefit (pension and welfare) and compensation plans of the Company shall cease as of the Termination Date. Nothing contained herein shall limit or otherwise impair Executive’s right to receive pension or similar benefit payments that are vested as of the Termination Date under any applicable tax-qualified pension or other plans, pursuant to the terms of the applicable plan.

4. Release of Claims and Waiver of Rights. Executive, on Executive’s own behalf and that of Executive’s heirs, executors, attorneys, administrators, successors, and assigns, fully releases and discharges the Company, its predecessors, successors, parents, subsidiaries, affiliates, and assigns, and its and their directors, officers, trustees, employees, and agents, both in their individual and official capacities, and the current and former trustees and administrators of each retirement and other benefit plan applicable to the employees and former employees of the Company, both in their official and individual capacities (the “Releasees”) from all liability, claims, demands, and actions Executive now has, may have had, or may ever have, whether currently known or unknown, as of or prior to Executive’s execution of this Agreement (the “Release”), including liability claims, demands, and actions:

(a) Arising from or relating to Executive’s employment or other association with the Company, or the termination of such employment,

(b) Relating to wages, bonuses, other compensation, or benefits,

(c) Relating to any employment or change in control contract,

(d) Relating to any employment law, including

(i)	The United States and State of Washington Constitutions,

(ii)	The Civil Rights Act of 1964,

(iii)	The Civil Rights Act of 1991,

(iv)	The Equal Pay Act,

(v)	The Employee Retirement Income Security Act of 1974,

(vi)	The Age Discrimination in Employment Act (the “ADEA”),

(vii)	The Americans with Disabilities Act,

(viii)	Executive Order 11246, and

(ix)	Any other federal, state, or local statute, ordinance, or regulation relating to employment,

(e) Relating to any right of payment for disability,

(f) Relating to any statutory or contractual right of payment, and

(g) For relief on the basis of any alleged tort or breach of contract under the common law of the State of Washington or any other state, including defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing, promissory estoppel, and negligence.

Executive acknowledges that Executive is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, actions, and causes of action that are unknown to the releasing or discharging party at the time of execution of the release and discharge. Executive waives, surrenders, and shall forego any protection to which Executive would otherwise be entitled by virtue of the existence of any such statutes in any jurisdiction, including the State of Washington.

5. Exclusions from General Release. Excluded from the Release are any claims or rights that cannot be waived by law, as well as Executive’s right to file a charge with an administrative agency or participate in any agency investigation. Executive is, however, waiving the right to recover any money in connection with a charge or investigation. Executive is also waiving the right to recover any money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission or any other federal or state agency.

6. Covenant Not to Sue.

(a) A “covenant not to sue” is a legal term that means Executive promises not to file a lawsuit in court. It is different from the release of claims and waiver of rights contained in Section 4 above. Besides waiving and releasing the claims covered by Section 4 above, Executive shall never sue the Releasees in any forum for any reason covered by the Release. Notwithstanding this covenant not to sue, Executive may bring a claim against the Company to enforce this Agreement, to challenge the validity of this Agreement under the ADEA or for any claim that arises after execution of this Agreement. If Executive sues any of the Releasees in violation of this Agreement, Executive shall be liable to them for their reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other litigation costs incurred in defending against Executive’s suit. In addition, if Executive sues any of the Releasees in violation of this Agreement, the Company can require Executive to return all but a sum of $100 of the Severance Payments, which sum is, by itself, adequate consideration for the promises and covenants in this Agreement. In that event, the Company shall have no obligation to make any further Severance Payments.

(b) If Executive has previously filed any lawsuit against any of the Releasees, Executive shall immediately take all necessary steps and execute all necessary documents to withdraw or dismiss such lawsuit to the extent Executive’s agreement to withdraw, dismiss, or not file a lawsuit would not be a violation of any applicable law or regulation.

7. Representations by Executive. Executive warrants that Executive is legally competent to execute this Agreement and that Executive has not relied on any statements or explanations made by the Company or its attorneys. Executive acknowledges that Executive has been afforded the opportunity to be advised by legal counsel regarding the terms of this Agreement, including the Release. Executive acknowledges that Executive has been offered at least 21 days to consider this Agreement. After being so advised, and without coercion of any kind, Executive freely, knowingly, and voluntarily enters into this Agreement. Executive acknowledges that Executive may revoke this Agreement within seven days after

Executive has signed this Agreement and acknowledges understanding that this Agreement shall not become effective or enforceable until seven days after Executive has signed this Agreement (the “Effective Date”), as evidenced by the date set forth below Executive’s signature on the signature page hereto. Any revocation must be in writing and directed to [            ]. If sent by mail, any revocation must be postmarked within the seven-day period described above and sent by certified mail, return receipt requested.

8. Restrictive Covenants. Section 5 of the Change in Control Agreement (entitled “Restrictive Covenants”), shall continue in full force and effect as if fully restated herein.

9. Non-Disparagement. Executive shall not engage in any disparagement or vilification of the Releasees, and shall refrain from making any false, negative, critical, or disparaging statements, implied or expressed, concerning the Releasees, including regarding management style, methods of doing business, the quality of products and services, role in the community, or treatment of employees. Executive shall do nothing that would damage the Company’s business reputation or goodwill.

10. Company Property.

(a) Executive shall return to the Company all information, property, and supplies belonging to the Company or any of its affiliates, including any confidential or proprietary information, Company autos, keys (for equipment or facilities), laptop computers and related equipment, cellular phones, smart phones or PDAs (including SIM cards), security cards, corporate credit cards, and the originals and all copies of all files, materials, and documents (whether in tangible or electronic form) containing confidential or proprietary information or relating to the business of the Company or any of its affiliates.

(b) Executive shall not, at any time on or after the Termination Date, directly or indirectly use, access, or in any way alter or modify any of the databases, e-mail systems, software, computer systems, or hardware or other electronic, computerized, or technological systems of the Company or any of its affiliates. Executive acknowledges that any such conduct by Executive would be illegal and would subject Executive to legal action by the Company, including claims for damages and/or appropriate injunctive relief.

11. No Admissions. The Company denies that the Company or any of its affiliates, or any of their employees or agents, has taken any improper action against Executive, and this Agreement shall not be admissible in any proceeding as evidence of improper action by the Company or any of its affiliates or any of their employees or agents.

12. Confidentiality of Agreement. Executive shall keep the existence and the terms of this Agreement confidential, except for Executive’s immediate family members and Executive’s legal and tax advisors in connection with services related hereto and except as may be required by law or in connection with the preparation of tax returns.

13. Non-Waiver. The Company’s waiver of a breach of this Agreement by Executive shall not be construed or operate as a waiver of any subsequent breach by Executive of the same or of any other provision of this Agreement.

14. Applicable Law. All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this

Agreement shall be governed by the internal laws of the State of Washington applicable to agreements made and wholly to be performed in such state without regard to conflicts of law provisions of any jurisdiction.

15. Legal Fees. In the event that either Party commences mediation, arbitration, or litigation to enforce or protect such Party’s rights under this Agreement, the prevailing Party in any such action shall be entitled to recover reasonable attorneys’ fees and costs (including the costs of experts, evidence, and counsel) and other costs relating to such action, in addition to all other entitled relief, including damages and injunctive relief.

16. Entire Agreement. This Agreement sets forth the entire agreement of the Parties regarding the subject matter hereof, and shall be final and binding as to all claims that have been or could have been advanced on behalf of Executive pursuant to any claim arising out of or related in any way to Executive’s employment with the Company and the termination of that employment.

17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

18. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

19. Enforcement. The provisions of this Agreement shall be regarded as divisible and separable and if any provision should be declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby. If the scope of any restriction or requirement contained in this Agreement is too broad to permit enforcement of such restriction or requirement to its full extent, then such restriction or requirement shall be enforced to the maximum extent permitted by law, and Executive hereby consents that any court of competent jurisdiction may so modify such scope in any proceeding brought to enforce such restriction or requirement. In addition, Executive stipulates that breach by Executive of restrictions and requirements under this Agreement will cause irreparable damage to the Releasees in the case of Executive’s breach and that the Company would not have entered into this Agreement without Executive binding Executive to these restrictions and requirements. In the event of Executive’s breach of this Agreement, in addition to any other remedies the Company may have, and without bond and without prejudice to any other rights and remedies that the Company may have for Executive’s breach of this Agreement, the Company shall be relieved of any obligation to provide Severance Payments and shall be entitled to an injunction to prevent or restrain any such violation by Executive and all persons directly or indirectly acting for or with Executive. Executive stipulates that the restrictive period for which the Company is entitled to an injunction shall be extended in for a period that equals the time period during which Executive is or has been in violation of the restrictions contained herein.

20. Construction. In this Agreement, unless otherwise stated, the following uses apply: (a) references to a statute shall refer to the statute and any amendments and any successor statutes, and to all regulations promulgated under or implementing the statute, as amended, or its successors, as in effect at the relevant time; (b) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including, “ and the words “to,” “until,” and “ending on” (and the like) mean “to, but excluding”; (c) references to a governmental or quasi-governmental agency, authority, or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority, or instrumentality; (d) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (e) the words “include,” “includes,” and “including” (and the like) mean “include, without limitation,” “includes, without limitation,” and “including, without limitation,” (and the like) respectively; (f) all references to preambles, recitals, sections, and exhibits are to preambles, recitals, sections, and exhibits in or to this Agreement; (g) the words “hereof,” “herein,” “hereto,” “hereby,” “hereunder,” (and the like) refer to this Agreement as a whole (including exhibits); (h) any reference to a document or set of documents, and the rights and obligations of the parties under any such documents, means such document or documents as amended from time to time, and all modifications, extensions, renewals, substitutions, or replacements thereof; (i) all words used shall be construed to be of such gender or number as the circumstances and context require; (j) the captions and headings of preambles, recitals, sections, and exhibits appearing in or attached to this Agreement have been inserted solely for convenience of reference and shall not be considered a part of this Agreement, nor shall any of them affect the meaning or interpretation of this Agreement or any of its provisions; and (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

21. Future Cooperation. In connection with any and all claims, disputes, negotiations, governmental, internal or other investigations, lawsuits, or administrative proceedings (the “Legal Matters”) involving the Company or any affiliate, or any of their current or former officers, employees or board members (collectively, the “Disputing Parties” and, individually, each a “Disputing Party”), Executive shall make himself reasonably available, upon reasonable notice from the Company and without the necessity of subpoena, to provide information and documents, provide declarations and statements regarding a Disputing Party, meet with attorneys and other representatives of a Disputing Party, prepare for and give depositions and testimony, and otherwise cooperate in the investigation, defense, and prosecution of any and all such Legal Matters, as may, in the good faith and judgment of the Company, be reasonably requested. The Company shall consult with Executive and make reasonable efforts to schedule such assistance so as not to materially disrupt Executive’s business and personal affairs. The Company shall reimburse all reasonable expenses incurred by Executive in connection with such assistance, including travel, meals, rental car, and hotel expenses, if any; provided such expenses are approved in advance by the Company and are documented in a manner consistent with expense reporting policies of the Company as may be in effect from time to time.

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below their respective signatures below.

HERITAGE BANK		EXECUTIVE

By:
	[Name]	[Name]
[Title]

Date:		Date: